UNITED STATES                    -----------------------
            SECURITIES AND EXCHANGE COMMISSION             OMB APPROVAL
                  Washington, D.C. 20549               -----------------------
                                                       OMB Number: 3235-0167
                                                       Expires:October 31, 2004
                                                       Estimated average burden
                          FORM 15                      hours per response.1.50
                                                       -----------------------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number   000-21786
                                                                    -----------

                  RESOURCE BANCSHARES MORTGAGE GROUP, INC.
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           (Exact name of registrant as specified in its charter)


             9710 Two Notch Road, Columbia South Carolina 29223
                               (803) 462-8000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


  Common Stock, par value $0.01 per share and Common Stock Purchase Rights
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          (Title of each class of securities covered by this Form)


                                    None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     |X|          Rule 12h-3(b)(1)(i)      |X|
       Rule 12g-4(a)(1)(ii)    |_|          Rule 12h-3(b)(1)(ii)     |_|
       Rule 12g-4(a)(2)(i)     |_|          Rule 12h-3(b)(2)(i)      |_|
       Rule 12g-4(a)(2)(ii)    |_|          Rule 12h-3(b)(2)(ii)     |_|
                                            Rule 15d-6               |_|

Approximate number of holders of record as of the certification
or notice date:    One
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         Pursuant to the requirements of the Securities Exchange Act of
1934, Resource Bancshares Mortgage Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 1, 2002                   RESOURCE BANCSHARES MORTGAGE GROUP, INC.

                                       By:     /s/ Douglas K. Freeman
                                           -----------------------------------
                                           Name:  Douglas K. Freeman
                                           Title: Chief Executive Officer and
                                                  Chairman of the Board